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                                                                      EXHIBIT 12

                     ANR PIPELINE COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

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

                                                                                         THREE MONTHS
                                                                                            ENDED
                                            YEAR ENDED DECEMBER 31,                        MARCH 31,
                             ----------------------------------------------------   -------------------
                                1990        1991      1992       1993      1994       1994       1995
                             ----------   --------  --------   --------  --------   ---------  --------
EARNINGS:
 Pretax earnings from
  continuing operations.....   $221.8     $224.7     $227.9     $237.2     $234.1     $75.3     $74.9
 Fixed charges, excluding
  capitalized interest--
  see below.................     71.3       67.1       63.6       56.2       58.1      13.4      15.3
                               ------     ------     ------     ------     ------     -----     -----
 Earnings...................   $293.1     $291.8     $291.5     $293.4     $292.2     $88.7     $90.2
                               ======     ======     ======     ======     ======     =====     =====
FIXED CHARGES:
 Interest expense...........   $ 65.4     $ 61.0     $ 58.1     $ 50.8     $ 53.5     $12.2     $14.1
 Interest factor, included
  in rentals................      5.9        6.1        5.5        5.4        4.6       1.2       1.2
                               ------     ------     ------     ------     ------     -----     -----
 Fixed charges, excluding
  capitalized interest......     71.3       67.1       63.6       56.2       58.1      13.4      15.3
 Capitalized interest.......      4.3        4.5        3.9        1.5         .3        .1        .1
                               ------     ------     ------     ------     ------     -----     -----
 Fixed charges..............   $ 75.6     $ 71.6     $ 67.5     $ 57.7     $ 58.4     $13.5     $15.4
                               ======     ======     ======     ======     ======     =====     =====
Ratio of earnings to fixed
 charges....................    3.88x      4.08x      4.32x      5.08x      5.00x     6.57x     5.86x
                               ======     ======     ======     ======     ======     =====     =====

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